CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of Oppenheimer Quest for Value Funds:

We consent to the use of our report, dated December 21, 2018, with respect to the financial statements and financial highlights of Oppenheimer Mid Cap Value Fund, a series of Oppenheimer Quest For Value Funds, as of October 31, 2018, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado

February 12, 2019